Exhibit 10.6.3

THIRD AMENDMENT TO EXPENSE SUPPORT

AND RESTRICTED STOCK AGREEMENT

THIS THIRD AMENDMENT TO EXPENSE SUPPORT AND RESTRICTED STOCK AGREEMENT (this “Third Amendment”), is effective as of January 1, 2016 (the “Effective Date”), by and between CNL Healthcare Properties, Inc. (the “Company”) and CNL Healthcare Manager Corp. (the “Property Manager”).  The Company and the Property Manager are each sometimes individually referred to as, a “Party” and collectively as, the “Parties.”

R E C I T A L S:

WHEREAS, the Parties entered into that certain First Amended and Restated Property Management and Leasing Agreement dated as of June 28, 2012, as amended by a First Amendment to First Amended and Restated Property Management and Leasing Agreement between the Parties dated as of April 1, 2013 (collectively, the “Property Management Agreement”); and

WHEREAS, the Company and CNL Healthcare Corp, the Company’s advisor (“the Advisor”) and an affiliate of the Property Manager, entered into that certain Expense Support and Restricted Stock Agreement dated effective as of April 1, 2013, as amended by a First Amendment to Expense Support and Restricted Stock Agreement dated effective as of November 7, 2013, and as further amended by that certain Second Amendment to Expense Support and Restricted Stock Agreement dated effective as of April 3, 2014 (collectively, the “Advisor Expense Support Agreement”); and

WHEREAS, the Parties entered into that certain Expense Support and Restricted Stock Agreement dated effective as of July 1, 2013, as amended by a First Amendment to Expense Support and Restricted Stock Agreement dated effective as of November 7, 2013, and as further amended by that certain Second Amendment to Expense Support and Restricted Stock Agreement dated effective as of April 3, 2014 (collectively, the “Expense Support Agreement”); and

WHEREAS, pursuant to paragraph 13 of the Expense Support Agreement the Parties may amend the Expense Support Agreement by a writing executed by all of the Parties; and

WHEREAS, the Parties desire to amend the Expense Support Agreement on mutually agreed upon terms more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties, intending to be legally bound, do hereby agree as follows:

1.Recitals; Certain Definitions.  The foregoing recitals are true and correct in all material respects, and are by this reference incorporated herein and made a part hereof.  Capitalized terms used herein and not defined shall have the meaning set forth in the Expense Support Agreement.

2.Amendment to Section 1 of the Expense Support Agreement.  The Parties hereby amend and restate Section 1 of the Expense Support Agreement in its entirety; and Section 1 as amended and restated shall henceforth read as follows:

“1)Expense Support.  Beginning on the Effective Date and continuing until terminated as provided herein, in the event the Expense Support Amount (as defined in the Advisor Expense Support Agreement) calculated pursuant to the Advisor Expense Support Agreement is less than (a) aggregate stockholder cash distributions declared for the applicable year, over (b) the Company’s aggregate MFFO, as defined below, for the same period, then the Property Manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock for services as provided herein, in an amount equal to such shortfall for the same period (the “Property Manager Expense Support Amount”).  The Property Manager Expense Support Amount shall be determined for each calendar year of the Company, on a cumulative year-to-date basis, after calculation of the Expense Support Amount pursuant to the Advisor Expense Support Agreement with each such year-end date, a “Determination Date”.  The Property Manager Expense Support Amount will be credited by the Property Manager to the Company in satisfaction of property management and other fees and expenses owed to the Property Manager under the Property Management Agreement, at the Property Manager’s discretion.  For purposes of this Agreement, modified funds from operation (“MFFO”) shall have the same meaning as such term is defined and presented in the Company’s Form 10-Q and Form 10-K as filed pursuant to the Securities Exchange Act of 1934, as amended.”

3.Amendment to Section 2 of the Expense Support Agreement.  The Parties hereby amend and restate Section 2 of the Expense Support Agreement in its entirety; and Section 2 as amended and restated shall henceforth read as follows:

“2)Grant of Restricted Stock.  In exchange for services rendered under the Property Management Agreement and in consideration of the expense support provided by the Property Manager as set forth in Section 1, the Company shall issue to the Property Manager, within one hundred twenty (120) days following each Determination Date, a number of shares of Common Stock (the “Restricted Stock”) equal to the quotient of the Property Manager Expense Support Amount for the preceding year divided by the then-current NAV (as defined below) per share of Common Stock, on the terms and conditions and subject to the restrictions set forth in this Agreement.”

4.Amendment to Section 3 of the Expense Support Agreement.  The Parties hereby amend Section 3 of the Expense Support Agreement by adding the following two (2) additional sentences to the end of Section 3(a):

“In the event this Agreement is terminated on a date other than a Determination Date, for purposes of calculating the Property Manager Expense Support Amount for the then current year, the Parties shall refer to the Expense Support Amount calculated pursuant to the Advisor Expense Support Agreement for the immediately preceding calendar quarter and determine whether, on a cumulative year-to-date basis as of such calendar quarter, the Expense Support Amount is less than (a) aggregate stockholder cash distributions declared for the then current year through the immediately preceding calendar quarter, over (b) the Company’s aggregate MFFO for the same period.  In the event any Property Manager Expense Support Amount is calculated pursuant to the immediately preceding sentence, the Property Manager shall credit the Property Manager

Expense Support Amount to the Company in exchange for Restricted Stock pursuant to the applicable terms of this Agreement.”

5.Terms.  All other terms and conditions as contained in the Expense Support Agreement shall remain unchanged and will continue to bind the Parties with respect to the transaction as contemplated therein.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CNL HEALTHCARE PROPERTIES, INC.

By:	_/s/ Stephen H. Mauldin_____________________
Name: Stephen H. Mauldin
Title: Chief Executive Officer

CNL HEALTHCARE MANAGER CORP.

By:	_/s/ Holly J. Greer_________________________
Name: Holly J. Greer
Title: Senior Vice President

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